Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-260149 on Form N-14 of our reports dated as indicated in the table below, relating to the financial statements and financial highlights of the funds indicated in the table below (the “Funds”), appearing in the Annual Reports on Form N-CSR of the Funds for the years ended indicated in the table below.

Funds	Year Ended	Report Date
BlackRock MuniHoldings Investment Quality Fund	08/31/2021	10/20/2021
BlackRock Municipal Income Fund, Inc (Formerly known as BlackRock Muni Intermediate Duration Fund, Inc.)	04/30/2021	06/22/2021

We also consent to the references to us under the headings “Other Service Providers”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Joint Proxy Statement/Prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 15, 2021